EXHIBIT 99.1


 Contact:  Robert S. Volland
           Aqua Alliance Inc.
           (781) 246-5200

                                                      FOR IMMEDIATE RELEASE


                    AQUA ALLIANCE NEW NAME FOR RESTRUCTURED
                             AIR & WATER TECHNOLOGIES

 Wakefield, Mass. (October 13) - Effective today, Aqua Alliance Inc., is the new name for the restructured company formerly known as Air & Water Technologies Corporation. Aqua Alliance will be an integrated single source provider of services and solutions for the water and wastewater and hazardous waste remediation markets. The new symbol for Aqua Alliance will be AAI on the American Stock Exchange. Trading under the new symbol will commence tomorrow.

 "Today marks a significant turning point in our company and in the way we work. We will be focused on addressing the needs of our clients through an organization devoted to delivery of value-added solutions and services. We have the depth of experience to accomplish this through the strengths we have in Professional Services Group and Metcalf & Eddy," said Thierry Mallet, President and Chief Executive Officer of Aqua Alliance.

 The recapitalization of the Company, completed earlier this year, allowed Aqua Alliance to sharply reduce debt and focus on developing the plans to grow the business profitably. Vivendi, the French utilities company with $35 billion in revenues, was a key player in the recapitalization and, directly or indirectly, owns 83% of Aqua Alliance.

 Daniel Caille, Chairman of the water division at Vivendi, the world's largest water company, stated, "We are committed to a strong and lasting alliance in the United States through Aqua Alliance. The newly restructured Aqua Alliance will have access to the world's largest research center devoted to water and the "best practices" of 7,000 operating systems throughout the world."

 Aqua Alliance will be headquartered in Wakefield, Massachusetts and organized into four regions operating from Chicago, Atlanta, Wakefield and San Diego. Metcalf & Eddy and Professional Services Group corporate functions will be combined and redundancies eliminated.

 According to Mallet, "With this new structure, we will provide an efficient sales, administration and customer support system in a cost effective manner. We understand the economics of water and believe our customers and shareholders will benefit significantly. As an integrated entity, we will be leaner and more responsive to our clients' needs."

 Aqua Alliance was selected as the new name because it clearly states the Company's two greatest strengths: Its dedication to the water business and the relationship formed with its clients, shareholders and employees.

 Thierry Mallet has taken the position of President and Chief Executive Officer of Metcalf & Eddy and Professional Services Group as he continues to lead Aqua Alliance. Joseph Bolton will be Executive Vice President for Business Development. Jake Vittands will become Senior Vice President of Strategic Development for Aqua Alliance. Effective October 15, 1998, Michael Szomjsassy will become Chief Operating Officer.

 Aqua Alliance Inc. operates, maintains, and manages water and wastewater systems, engineers, designs and constructs water and wastewater facilities and remediates contaminated soil. Aqua Alliance is an affiliate of Vivendi, the world's largest water services company with operations in over 90 countries.